                                                      RULE NO. 424(b)(1)
                                                      REGISTRATION NO. 333-20661



PROSPECTUS
                        4,000,000 PREFERRED SECURITIES
                              PP&L CAPITAL TRUST

       8.20% TRUST ORIGINATED PREFERRED SECURITIES SM ("TOPRS SM")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY
                      PENNSYLVANIA POWER & LIGHT COMPANY

                               ----------------

  The 8.20% Trust Originated Preferred Securities SM (the "Preferred Securities") offered hereby evidence undivided beneficial ownership interests in the assets of PP&L Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"). Pennsylvania Power & Light Company, a Pennsylvania corporation (the "Company" or "PP&L"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing the remaining undivided beneficial ownership interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of the Company's 8.20% junior subordinated deferrable interest debentures due April 1, 2027 (the "Subordinated Debentures").

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  The Preferred Securities have been approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                     INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                    OFFERING PRICE(1) COMMISSION(2) TRUST(3)(4)
--------------------------------------------------------------------------------
Per Preferred Security............       $25.00            (3)         $25.00
--------------------------------------------------------------------------------
Total.............................    $100,000,000         (3)      $100,000,000

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(1) Plus accrued distributions, if any, from April 8, 1997.

(2) The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for their arranging the investment therein of such proceeds, $.7875 per Preferred Security (or $3,150,000 in the aggregate). See "Underwriting."

(4) Expenses of the offering to be paid by the Company are estimated to be approximately $415,000.

                               ----------------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about April 8, 1997.

                               ----------------
MERRILL LYNCH & CO.

     A.G. EDWARDS & SONS, INC.

                LEGG MASON WOOD WALKER

                             INCORPORATED

                           PAINEWEBBER INCORPORATED

                                   PRUDENTIAL SECURITIES INCORPORATED

                               ----------------

--------      The date of this Prospectus is April 3, 1997.
 SM "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

       CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                          ___________________________

    (CONTINUED FROM COVER PAGE)

       The Subordinated Debentures when issued will be unsecured obligations of the Company and will be subordinate and junior in right of payment to certain other indebtedness of the Company, as described herein. Upon an event of default under the Trust Agreement (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.

       Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accumulating from the date of original issuance and payable quarterly in arrears on the first day of January, April, July and October of each year, commencing July 1, 1997, at the annual rate of 8.20% (the "Securities Rate") of the stated Liquidation Amount (as defined below) of $25 per Preferred Security ("Distributions"). Subject to certain exceptions, as described herein, the Company has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), during which Extension Periods the Company shall have the right to make full or partial payments of interest on any Interest Payment Date (as defined herein), provided that no Extension Period may extend beyond the Stated Maturity (as defined herein) of the Subordinated Debentures. No interest shall be due and payable during an Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, cash distributions on the Preferred Securities will also be deferred and the Company may not, and may not permit any subsidiary of the Company to, subject to certain exceptions set forth herein, among other things, declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. During an Extension Period interest on the Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate at the Securities Rate, compounded quarterly), and holders of the Preferred Securities will be required to accrue interest income for United States federal income tax purposes prior to receipt of the cash related to such interest income. See "Description of Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

       The Company has, through the Guarantee, the Trust Agreement, the Subordinated Debentures and the Indenture (each, as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee." The Company guarantees the payment of Distributions and payments on liquidation of the Trust or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein (the "Guarantee"). See "Description of Guarantee" herein. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In the event a Debenture Event of Default (as defined below) has occurred and is continuing and such default is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. The obligations of the Company under the Guarantee and the Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt (as defined in "Description of Subordinated Debentures--Subordination" herein) of the Company.

       The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption in an amount equal to the amount of related Subordinated Debentures maturing or being redeemed at a redemption price equal to the aggregate liquidation preference of such Preferred Securities plus accumulated and unpaid Distributions thereon to the date of redemption. The Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after April 1, 2002, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined herein), at any time within 90 days following the occurrence of such Special Event, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to the further conditions described under "Description of Subordinated Debentures--Redemption."

       At any time, the Company will have the right to liquidate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities and the Common Securities in liquidation of the Trust. See "Description of Preferred Securities--Redemption--Special Event Redemption or Distribution of Subordinated Debentures."

       At any time, the Company shall have the right to shorten or extend the maturity of the Subordinated Debentures, provided that it can not shorten the maturity to a date earlier than April 1, 2002 and can extend the maturity only if certain conditions are met. See "Description of Subordinated Debentures--General."

       The Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. As of December 31, 1996, the Company had approximately $3.0 billion aggregate principal amount of Senior Debt outstanding. The terms of the Subordinated Debentures place no limitation on the amount of Senior Debt that may be incurred by the Company. See "Description of Subordinated Debentures-- Subordination."

       In the event of the liquidation of the Trust, after satisfaction of the creditors of the Trust, if any, as provided by applicable law, the holders of the Preferred Securities will be entitled to receive the stated Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "Description of Preferred Securities--Liquidation Distribution Upon Termination."

       The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities--Book-Entry Issuance."

                          ___________________________

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this
    Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

         2. The Company's Current Reports on Form 8-K dated March 3, 1997 and April 2, 1997.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of the filing of such documents. The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to Pennsylvania Power & Light Company, Two North Ninth Street, Allentown, PA 18101, Attention: Investor Services Department (800/345-3085).

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

       The Company and the Trust have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus omits, in accordance with the rules and regulations of the Commission, certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein for further information with respect to the Company, the Trust and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

       No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debentures of the Company and issuing the Preferred Securities and Common Securities. See "PP&L Capital Trust", "Description of Preferred Securities", "Description of Guarantee" and "Description of Subordinated Debentures."

                              SUMMARY OF OFFERING

       The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain information prospective investors should carefully review in connection with an investment in the securities offered hereby.

The Company...........................  The Company is an operating electric utility, incorporated under the laws
                                        of the Commonwealth of Pennsylvania
                                        in 1920. PP&L serves approximately
                                        1.2 million customers in a 10,000
                                        square mile territory in 29 counties
                                        of central eastern Pennsylvania with
                                        a population of approximately 2.6
                                        million persons. This service area
                                        has 129 communities with populations
                                        over 5,000, the largest cities of
                                        which are Allentown, Bethlehem,
                                        Harrisburg, Hazleton, Lancaster,
                                        Scranton, Wilkes-Barre and
                                        Williamsport.

The Trust.............................  PP&L Capital Trust is a statutory business trust formed under Delaware
                                        law solely for the purpose of issuing
                                        the Preferred Securities and the
                                        Common Securities and investing the
                                        proceeds thereof in the Subordinated
                                        Debentures (and engaging in
                                        activities necessary or incidental
                                        thereto).

The Trustees..........................  The Chase Manhattan Bank will act as property trustee (the "Property
                                        Trustee") of the Trust. Two employees
                                        of the Company also will act as
                                        trustees (the "Administrative
                                        Trustees") of the Trust. Chase
                                        Manhattan Bank Delaware will be an
                                        additional trustee (the "Delaware
                                        Trustee") of the Trust. The Chase
                                        Manhattan Bank also will act as
                                        trustee (the "Indenture Trustee")
                                        under the indenture pursuant to which
                                        the Subordinated Debentures will be
                                        issued and will act as trustee under
                                        the Guarantee (the "Guarantee
                                        Trustee"). The Property Trustee,
                                        Delaware Trustee and Administrative
                                        Trustees are sometimes referred to as
                                        the "Trust Trustees."

Preferred Securities Offered..........  The Trust will offer 4,000,000
                                        Preferred Securities evidencing
                                        undivided beneficial ownership
                                        interests in the assets of the Trust.
                                        Holders of the Preferred Securities
                                        are entitled to receive
                                        Distributions, accumulating from the
                                        date of original issuance and payable
                                        quarterly in arrears on January 1,
                                        April 1, July 1 and October 1 of each
                                        year, commencing on July 1, 1997
                                        (each, a "Distribution Date").
                                        Holders of the Preferred Securities
                                        will have a preference under certain
                                        circumstances with respect to
                                        Distributions and amounts payable on
                                        liquidation or redemption over the
                                        Common Securities. See "Description
                                        of Preferred
                                        Securities--Subordination of Common
                                        Securities." The Securities Rate and
                                        the Distribution Dates for the
                                        Preferred Securities will correspond
                                        to the interest rate and payment
                                        dates on the Subordinated Debentures,
                                        which will constitute all the assets
                                        of the Trust. As a result, if
                                        principal or interest is not paid on
                                        the Subordinated Debentures, no
                                        amounts will be paid on the Preferred
                                        Securities. See "Description of
                                        Preferred Securities" herein.

Record Date...........................  The record date for Distributions on the Preferred Securities (other than
                                        on a Redemption Date) will, for so
                                        long as the Preferred Securities
                                        remain in book-entry form, be the
                                        close of business one Business Day
                                        prior to the relevant Distribution
                                        Date.

Subordinated Debentures...............  The Trust will invest the proceeds from the issuance of the Trust
                                        Securities in an equivalent amount of
                                        Subordinated Debentures. The
                                        Subordinated Debentures will mature
                                        on April 1, 2027. At any time, the
                                        Company shall have the right to
                                        shorten or extend the maturity of
                                        the


                                        Subordinated Debentures, provided
                                        that it can not shorten the maturity
                                        to a date earlier than April 1, 2002
                                        and can extend the maturity only if
                                        certain conditions are met. See
                                        "Description of Subordinated
                                        Debentures--General." The
                                        Subordinated Debentures will be
                                        subordinate and junior in right of
                                        payment to all Senior Debt of the
                                        Company. See "Description of
                                        Subordinated
                                        Debentures--Subordination."

Guarantee.............................  The Company has, through the
                                        Guarantee, the Trust Agreement, the
                                        Subordinated Debentures and the
                                        Indenture, taken together, fully,
                                        irrevocably and unconditionally
                                        guaranteed all of the Trust's
                                        obligations under the Preferred
                                        Securities. See "Relationship Among
                                        the Preferred Securities, the
                                        Subordinated Debentures and the
                                        Guarantee." The Company guarantees
                                        the payment of Distributions and
                                        payments on liquidation of the Trust
                                        or redemption of the Preferred
                                        Securities, but only in each case to
                                        the extent of funds held by the
                                        Trust, as described herein (the
                                        "Guarantee"). See "Description of
                                        Guarantee" herein. If the Company
                                        does not make interest payments on
                                        the Subordinated Debentures held by
                                        the Trust, the Trust will have
                                        insufficient funds to pay
                                        Distributions on the Preferred
                                        Securities. The Guarantee does not
                                        cover payment of Distributions when
                                        the Trust does not have sufficient
                                        funds to pay such Distributions. In
                                        the event a Debenture Event of
                                        Default has occurred and is
                                        continuing and such default is
                                        attributable to the failure of the
                                        Company to pay interest or principal
                                        on the Subordinated Debentures, a
                                        holder of Preferred Securities may
                                        institute a legal proceeding directly
                                        against the Company to enforce
                                        payment of such Distributions to such
                                        holder. The obligations of the
                                        Company under the Guarantee and the
                                        Subordinated Debentures are
                                        subordinate and junior in right of
                                        payment to all Senior Debt of the
                                        Company.

Interest Deferral.....................  Subject to certain exceptions, as described herein, the Company has the
                                        right to defer payment of interest on
                                        the Subordinated Debentures at any
                                        time or from time to time for a
                                        period not exceeding 20 consecutive
                                        quarters with respect to each
                                        deferral period (each, an "Extension
                                        Period"), during which Extension
                                        Periods the Company shall have the
                                        right to make full or partial
                                        payments on any Interest Payment Date
                                        (as defined herein), provided that no
                                        Extension Period may extend beyond
                                        the Stated Maturity (as defined
                                        herein) of the Subordinated
                                        Debentures. No interest shall be due
                                        and payable during any Extension
                                        Period, except at the end thereof.
                                        Upon the termination of any such
                                        Extension Period and the payment of
                                        all amounts then due on any Interest
                                        Payment Date, the Company may elect
                                        to begin a new Extension Period
                                        subject to the requirements set forth
                                        herein. If interest payments on the
                                        Subordinated Debentures are so
                                        deferred, distributions on the
                                        Preferred Securities will also be
                                        deferred and the Company may not, and
                                        may not permit any subsidiary of the
                                        Company to, subject to certain
                                        exceptions set forth herein, among
                                        other things, declare or pay any cash
                                        distributions with respect to the
                                        Company's capital stock or debt
                                        securities that rank pari passu with
                                        or junior to the Subordinated
                                        Debentures. During an Extension
                                        Period, interest on the Subordinated
                                        Debentures will continue to accrue
                                        (and the amount of Distributions to
                                        which holders of the Preferred
                                        Securities are entitled will
                                        accumulate at the Securities Rate,
                                        compounded quarterly), and holders of
                                        the Preferred Securities will be
                                        required to accrue interest income
                                        for United States federal income tax
                                        purposes prior to receipt of the cash
                                        related to such interest income. See
                                        "Description of Subordinated
                                        Debentures--Option to Extend Interest
                                        Payment Period" and "Certain Federal
                                        Income Tax Consequences--Interest
                                        Income and Original Issue Discount."

Redemption; Distribution..............  The Preferred Securities are subject to mandatory redemption, in whole or
                                        in part, upon repayment of the
                                        Subordinated Debentures at maturity


                                        or their earlier redemption in an
                                        amount equal to the amount of related
                                        Subordinated Debentures maturing or
                                        being redeemed at a redemption price
                                        equal to the aggregate liquidation
                                        preference of such Preferred
                                        Securities plus accumulated and
                                        unpaid Distributions thereon to the
                                        date of redemption. The Subordinated
                                        Debentures are redeemable prior to
                                        maturity at the option of the Company
                                        (i) on or after April 1, 2002, in whole
                                        at any time or in part from time to
                                        time, at a redemption price equal to
                                        the accrued and unpaid interest on
                                        the Subordinated Debentures so
                                        redeemed to the date fixed for
                                        redemption, plus 100% of the
                                        principal amount thereof or (ii) at
                                        any time, in whole (but not in part),
                                        upon the occurrence and continuation
                                        of a Special Event (as defined
                                        herein), at any time within 90 days
                                        following the occurrence of such
                                        Special Event, at a redemption price
                                        equal to the accrued and unpaid
                                        interest on the Subordinated
                                        Debentures so redeemed to the date
                                        fixed for redemption, plus 100% of
                                        the principal amount thereof, in each
                                        case subject to the further
                                        conditions described under
                                        "Description of Subordinated
                                        Debentures--Redemption."

                                        At any time, the Company will have
                                        the right to liquidate the Trust and
                                        cause the Subordinated Debentures to
                                        be distributed to the holders of the
                                        Preferred Securities and the Common
                                        Securities in liquidation of the
                                        Trust. See "Description of Preferred
                                        Securities--Redemption--Special Event
                                        Redemption or Distribution of
                                        Subordinated Debentures."

Special Event........................   A "Special Event" means a Tax Event
                                        or an Investment Company Event. A
                                        "Tax Event" means the receipt by the
                                        Trust of an opinion of counsel
                                        experienced in such matters to the
                                        effect that, as a result of any
                                        amendment to, or change (including
                                        any announced proposed change) in,
                                        the laws (or any regulations
                                        thereunder) of the United States or
                                        any political subdivision or taxing
                                        authority thereof or therein, or as a
                                        result of any official administrative
                                        pronouncement or judicial decision
                                        interpreting or applying such laws or
                                        regulations, which amendment or
                                        change is effective or which proposed
                                        change, pronouncement or decision is
                                        announced on or after the date of
                                        original issuance of the Preferred
                                        Securities under the Trust Agreement,
                                        there is more than an insubstantial
                                        risk that (i) the Trust is, or will
                                        be within 90 days of the date of such
                                        opinion, subject to United States
                                        federal income tax with respect to
                                        income received or accrued on the
                                        Subordinated Debentures, (ii)
                                        interest payable by the Company on
                                        such Subordinated Debentures is not,
                                        or within 90 days of the date of such
                                        opinion, will not be, deductible by
                                        the Company, in whole or in part, for
                                        United States federal income tax
                                        purposes, or (iii) the Trust is, or
                                        will be within 90 days of the date of
                                        such opinion, subject to more than a
                                        de minimis amount of other taxes,
                                        duties or other governmental charges.
                                        "Investment Company Event" means the
                                        receipt by the Trust of an opinion of
                                        counsel experienced in such matters
                                        to the effect that, as a result of
                                        the occurrence of a change in law or
                                        regulation or a change in
                                        interpretation or application of law
                                        or regulation by any legislative
                                        body, court, governmental agency or
                                        regulatory authority (a "Change in
                                        1940 Act Law"), the Trust is or will
                                        be considered an "investment company"
                                        that is required to be registered
                                        under the Investment Company Act of
                                        1940, as amended, which Change in
                                        1940 Act Law becomes effective on or
                                        after the date of original issuance
                                        of the Preferred Securities under the
                                        Trust Agreement.

Redemption Price                        In the event of the redemption of the
                                        Trust Securities or other termination
                                        of the Trust without distribution of
                                        the Subordinated Debentures, each
                                        Preferred Security shall be entitled
                                        to receive a liquidation amount of
                                        $25 plus accrued and unpaid
                                        Distributions thereon to the date of
                                        payment.

                                  RISK FACTORS

       Prospective purchasers of the Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters. In addition, because holders of the Preferred Securities may receive Subordinated Debentures in exchange therefor upon liquidation of the Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

    RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES

       The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt of the Company. At December 31, 1996, the Senior Debt of the Company aggregated approximately $3.0 billion. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company. See "Description of Guarantee-- Status of the Guarantee" and "Description of Subordinated Debentures-- Subordination."

       The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

    OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

       So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture (as defined herein) to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, during which Extension Periods the Company shall have the right to make full or partial payments of interest on any Interest Payment Date, provided that no Extension Period may extend beyond the Stated Maturity (as defined below) of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will also be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the Securities Rate, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company shall not, and shall not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or
    (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto and (c) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities--Distributions" and "Description of Subordinated Debentures--Option to Extend Interest Payment Period."

       Should an Extension Period occur, a holder of Preferred Securities will be required to accrue income (in the form of original issue discount) in respect of its pro rata share of the Subordinated Debentures held by the Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of receipt of the cash related to such income, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sale or Redemption of Preferred Securities."

       The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an

    Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities.

    SPECIAL EVENT REDEMPTION

       Upon the occurrence and continuation of a Special Event (as defined below), the Company has the right to redeem the Subordinated Debentures in whole (but not in part) at a redemption price equal to the principal amount of the Subordinated Debentures so redeemed plus accrued and unpaid interest thereon to the date fixed for redemption within 90 days following the occurrence of such Special Event and thereby cause a mandatory redemption of the Preferred Securities and Common Securities.

       A "Special Event" means a Tax Event or an Investment Company Event. A "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of original issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on such Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities under the Trust Agreement.


       See "Risk Factors--Possible Tax Law Changes Affecting the Preferred Securities" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to April 1, 2002.


    EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

       The Company will have the right at any time to liquidate the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor upon liquidation of the Trust. See "Description of Preferred Securities--Redemption--Special Event Redemption or Distribution of Subordinated Debentures."

        Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is classified as a grantor trust for such purposes, a distribution of the Subordinated Debentures upon a liquidation of the Trust would not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur which would cause the Trust to be subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, a distribution of the Subordinated Debentures by the Trust could be a taxable event to the Trust and the holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of Subordinated Debentures to Holders of Preferred Securities."

    SHORTENING OR EXTENSION OF STATED MATURITY OF SUBORDINATED DEBENTURES


       The Company will have the right at any time to shorten the maturity of the Subordinated Debentures to a date not earlier than April 1, 2002 and thereby cause the Preferred Securities to be redeemed on such earlier date.


       The Company will also have the right to extend the maturity of the Subordinated Debentures, whether or not the Trust is liquidated and the Subordinated Debentures are distributed to holders of the Preferred Securities, to a date no later than the 49th anniversary of the initial issuance of the Preferred Securities, provided that the Company can extend the maturity only if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, (iii) if the Trust has not been liquidated, the Trust is not in arrears on payments of Distributions on the Preferred

    Securities and no deferred Distributions are accumulated and (iv) the Subordinated Debentures are rated not less than BBB-by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization. To the extent that the Stated Maturity of the Subordinated Debentures is extended at such time as the Preferred Securities are outstanding, the Preferred Securities would remain outstanding until such extended date or until redeemed at an earlier date.

    MARKET PRICES

       There can be no assurance as to the market prices for Preferred Securities or Subordinated Debentures that may be distributed in exchange for Preferred Securities upon liquidation of the Trust. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent undivided beneficial ownership interests in the assets of the Trust) may be more volatile than the market prices of other securities that are not subject to such optional deferrals. In addition, because the Company has the right (i) to shorten the Stated Maturity of the Subordinated Debentures or (ii) to extend the maturity of the Subordinated Debentures (subject to the conditions described above), there can be no assurance that the Company will not exercise its option to change the maturity of the Subordinated Debentures as permitted by the terms thereof and of the Indenture.

    RIGHTS UNDER THE GUARANTEE

       The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time,
    (ii) the redemption price including all accrued and unpaid Distributions to the date of redemption with respect to any Preferred Securities called for redemption by the Trust, to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Distributions to the date of payment or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Chase Manhattan Bank will act as the indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Chase Manhattan Bank will also act as Debenture Trustee for the Subordinated Debentures and as Property Trustee under the Trust Agreement and Chase Manhattan Bank Delaware will act as Delaware Trustee under the Trust Agreement.

       The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Trust would lack available funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such default is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures, then a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of payment to such holder of the interest on or the principal of such Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities", "Description of Guarantee" and "Description of Subordinated Debentures--Debenture Events of Default." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee (including the subordination provisions thereof) and the Indenture.

     LIMITED VOTING RIGHTS

       Holders of Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and certain other matters described herein. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, the Delaware Trustee or any Administrative Trustee, which voting rights are vested exclusively in the holder of the Common Securities, except, with respect to the Property Trustee and the Delaware Trustee, upon the occurrence of certain events described herein. The Trust Trustees (as defined below) and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Trust will not be taxable as a corporation or classified as other than a grantor trust for federal income tax purposes unless such action adversely affects in any material respect the interests of such holders. See "Description of Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trust Trustees."

    TRADING CHARACTERISTICS OF PREFERRED SECURITIES

       The Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance. The Preferred Securities may trade at prices that do not fully reflect the value of accrued and unpaid interest with respect to the underlying Subordinated Debentures. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "- -Sales or Redemption of Preferred Securities" for a discussion of the United States federal income tax consequences that may result from a taxable disposition of the Preferred Securities.

       As indicated above, application will be made to list the Preferred Securities on the NYSE. If the Preferred Securities are not listed on a national securities exchange or the NASDAQ National Market and the underwriters do not make a market for the securities, the liquidity of the Preferred Securities could be adversely affected.

    POSSIBLE TAX LAW CHANGES AFFECTING THE PREFERRED SECURITIES

       Legislation was proposed by the United States Department of the Treasury on February 6, 1997 as part of President Clinton's Fiscal 1998 Budget Proposal (the "Proposed Legislation") that contains a provision which generally would deny the interest deduction for interest paid or accrued on an instrument issued by a corporation that has a weighted average maturity of more than 40 years. The Proposed Legislation also contains a provision which generally would deny an interest deduction for interest paid or accrued on an instrument issued by a corporation that (i) has a maximum term of more than 15 years and (ii) is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend the maturity of such instrument would be treated as exercised. The above-described provisions were proposed to be effective generally for instruments issued on or after the date of the first Congressional committee action on the Proposed Legislation. If either provision were to apply to the Subordinated Debentures, the Company would not be able to deduct the interest on the Subordinated Debentures. There can be no assurance that the Proposed Legislation or future legislative proposals will not adversely affect the ability of the Company to deduct interest on the Subordinated Debentures or otherwise affect the tax treatment of the transactions described herein. Such a change could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities before April 1, 2002. See "Description of Subordinated Debentures--Redemption" and "Description of Preferred Securities--Redemption." See also "Certain Federal Income Tax Consequences--Possible Tax Law Changes."


                               PP&L CAPITAL TRUST

       The Trust is a statutory business trust formed under Delaware law pursuant to (i) the Amended and Restated Trust Agreement (the "Trust Agreement") executed by the Company, as Depositor, The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee, and the Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on January 28, 1997. The Trust's business and affairs are conducted by The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee, and two individual Administrative Trustees who are employees of the Company (collectively, the "Trust Trustees"). The Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of the Preferred Securities and Common Securities to acquire the Subordinated Debentures and
    (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Subordinated Debentures (and any cash on deposit or owing and proceeds in respect of the Subordinated Debentures) will be the sole assets of the Trust, and payments under the Subordinated Debentures will be the sole revenue of the Trust. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default (as defined herein) under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of the Trust is located at Two North Ninth Street, Allentown, PA 18101, and its telephone number is 610/774-5151.

       The Trust Agreement will be substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. The Chase Manhattan Bank will also act as trustee under the Guarantee and the Indenture (each as defined herein). See "Description of Guarantee" and "Description of Subordinated Debentures." The holder of the Common Securities, unless a Debenture Event of Default has occurred and is continuing, or the holders of a majority in liquidation preference of the Preferred Securities if any Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and the Delaware Trustee. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Trust Trustee are governed by the Trust Agreement and, in the case of the Property Trustee, by the Trust Indenture Act. The Company will pay all fees and expenses related to the Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust.

       It is anticipated that the Trust will not be subject to the reporting requirements of the Exchange Act.

                       PENNSYLVANIA POWER & LIGHT COMPANY

       The Company is an operating electric utility, incorporated under the laws of the Commonwealth of Pennsylvania in 1920. PP&L serves approximately 1.2 million customers in a 10,000 square mile territory in 29 counties of central eastern Pennsylvania with a population of approximately 2.6 million persons. This service area has 129 communities with populations over 5,000, the largest cities of which are Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre and Williamsport. The Company's offices are located at Two North Ninth Street, Allentown, PA 18101, and its telephone number is 610/774-5151.

       PP&L operates its generation and transmission facilities as part of the Pennsylvania-New Jersey-Maryland Interconnection Association ("PJM"). The PJM, one of the world's largest power pools, includes eleven companies serving about 22 million people in a 50,000 square mile territory covering all or part of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and Washington, D.C.

       During the year ended December 31, 1996, about 98% of total operating revenues was derived from electric energy sales, with 35% coming from residential customers, 28% from commercial customers, 20% from industrial customers, 13% from contractual sales to other major utilities, 1% from energy sales to members of the PJM and 3% from others.

       All of the outstanding shares of common stock of the Company is owned by PP&L Resources, Inc., a Pennsylvania corporation ("Resources").


    RESTRUCTURING PLAN


       In December 1996, Pennsylvania enacted the Electricity Generation Customer Choice and Competition Act (the "Act") to restructure its electric utility industry in order to create retail access to a competitive market for the generation of electricity. Under the Act, the Pennsylvania Public Utility Commission (the "PUC") is authorized to determine the level of stranded costs for each electric utility, and provide a mechanism for recovery of an appropriate amount of stranded costs in accordance with standards established by the Act. That mechanism is a non-bypassable competitive transition charge to be paid by all PUC-jurisdictional customers who receive transmission and distribution service from the Company. In accordance with the Act, the Company filed its restructuring plan (the "Restructuring Plan") with the PUC on April 1, 1997.


       As set forth in the Restructuring Plan, the Company's net mitigated stranded cost claim is $4.6 billion. Of this amount, the Company anticipates collecting $4.2 billion by applying the competitive transition charge proposed in the Restructuring Plan over the transition period which ends December 2005. If the PUC permits full recovery of the Company's stranded costs, including full recovery of all regulatory assets and above-market non-utility generation costs over the transition period, the Company estimates that its net income through the year 2005 would be reduced by about five percent. The Restructuring Plan is subject to the approval of the PUC, which according to the Act must take action by the end of 1997. The PUC may make adjustments to the Restructuring Plan that could have an adverse effect on the amount of the competitive transition charge proposed by the Company or the categories of stranded costs that are recoverable. As a result of these uncertainties, from an accounting perspective the Company cannot determine whether and to what extent it may be subject to a write-off or reduction in earnings until the PUC issues its order with respect to the Restructuring Plan. Based on the substantial amounts involved, should the Company be required to incur a write-off, it could be material in amount.

       More information regarding the Restructuring Plan is contained in the Company's Current Report on Form 8-K dated April 2, 1997. Certain statements regarding the Restructuring Plan contained herein and therein are "forward-looking statements" within the meaning of the securities laws. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

                                USE OF PROCEEDS

       All of the proceeds from the sale of Preferred Securities will be invested by the Trust in Subordinated Debentures. The proceeds from such sale of such Subordinated Debentures will be loaned (either directly or indirectly) to Resources to finance a portion of the purchase price for Resources' outstanding tender offer for any and all outstanding shares of preferred stock of the Company.

                             ACCOUNTING TREATMENT

       For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to the consolidated financial statements.

                            SELECTED FINANCIAL DATA

       The following selected consolidated financial data of the Company for the three years ended December 31, 1996 have been derived from audited financial statements. This financial data is qualified by the detailed information and financial statements appearing in the documents incorporated by reference.


                                                         YEAR ENDED DECEMBER 31,
                                                      1994(a)      1995(b)      1996
                                                    ----------------------------------
                                                       (IN MILLIONS, EXCEPT RATIOS)
Operating Revenues................................    $2,725       $2,752       $2,910

Operating Income..................................    $  501       $  574       $  556

Net Income........................................    $  243       $  352       $  357

Ratio of Earnings to Fixed Charges(c).............      2.70         3.48         3.50
 Ratio of Earnings to Combined Fixed Charges and
  Preferred Dividend Requirements(d)..............      2.26         2.92         2.93

-----------
    (a) Earnings for 1994 were adversely affected by several one-time charges to income. These charges related to a voluntary early retirement program; a write-down in the carrying value of a subsidiary's investment in undeveloped coal reserves; the disallowance of replacement power costs through the Company's energy cost rate; and a decision of the Commonwealth Court of Pennsylvania related to the deferral of post-retirement benefit costs.
    (b) Earnings for 1995 were positively affected by the final order of the Pennsylvania Public Utility Commission issued on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994. The decision increased revenues and permitted recovery of voluntary early retirement and post-retirement benefits other than pensions and disallowed certain costs applicable to the construction of Susquehanna Unit 1. In addition, the Company realized a gain on the sale of subsidiary coal reserves which were previously written down in 1994.
    (c) Fixed charges include interest expense and the estimated interest component of rentals. The ratios for 1992 and 1993 were 3.15 and 3.31, respectively.
    (d) Combined fixed charges and preferred dividend requirements include interest expense, preferred dividend requirements and the estimated interest component of rentals. The ratios for 1992 and 1993 were 2.53 and 2.71, respectively.

                                 CAPITALIZATION

       The following table sets forth the consolidated capitalization of the Company as of December 31, 1996, and as adjusted to reflect (i) the issuance of the $100,000,000 of Preferred Securities offered hereby, (ii) the redemption on April 1, 1997 of $30 million of 6.75% First Mortgage Bonds due November 1997, $40 million of 7.00% First Mortgage Bonds due January 1999, $60 million of 7.25% First Mortgage Bonds due February 2001 and $80 million of 7.50% First Mortgage Bonds due January 2003 and (iii) the consummation of Resources' outstanding tender offer for any and all outstanding shares of preferred stock of the Company (assuming all of such outstanding shares are tendered and purchased). The following data is qualified by the detailed information and financial statements appearing in the documents incorporated by reference.

                                                            As of December 31, 1996
                                                       ---------------------------------
                                                                              PERCENTAGE
                                                       ACTUAL   AS ADJUSTED      (%)
                                                       ---------------------------------
                                                      (IN MILLIONS, EXCEPT PERCENTAGES)
     Long Term Debt (including current maturities)..  $  2,832     $  2,622        49.1%
Preferred Securities offered hereby(1)..............         0          100         1.9
Preferred Stock:
 With Sinking Funds.................................       295            0         0.0
 Without Sinking Funds..............................       171            0         0.0
Common Equity.......................................     2,617        2,617        49.0
                                                      --------     --------      ------
       Total Capitalization.........................  $  5,915     $  5,339       100.0%
                                                      ========     ========      ======

----------

    (1) As described herein, the sole assets of the Trust will be approximately $103,092,800 principal amount of Subordinated Debentures issued by the Company. The Subordinated Debentures will bear interest at a rate of 8.20% per annum and will mature on April 1, 2027. The Company will own all of the Common Securities of the Trust.

                      DESCRIPTION OF PREFERRED SECURITIES

       Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of the Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent undivided beneficial ownership interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. All of the Common Securities will be owned, directly or indirectly, by the Company. The following summary of material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as supplemented or amended from time to time) are referred to herein, the definitions of such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

    GENERAL

       The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

    DISTRIBUTIONS

       The Preferred Securities represent undivided beneficial ownership interests in the assets of the Trust and Distributions on the Preferred Securities will be payable at the annual rate of 8.20% (the "Securities Rate") of the stated Liquidation Amount of $25, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Distributions will accumulate from April 8, 1997, the date of original issuance. The first Distribution payment date for the Preferred Securities will be July 1, 1997. The amount of Distributions payable in the first payment period will be computed on the basis of 82 days in a 360-day year. The amount of Distributions payable for any period thereafter will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

       The revenue of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of Subordinated Debentures." If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

       Distributions on the Preferred Securities (other than distributions on a Redemption Date) will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be the close of business one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry Issuance." In the event the Preferred Securities are not in book-entry form, the relevant record date for the Preferred Securities shall be the fifteenth day of the month prior to the relevant Distribution Date (whether or not such record date is a Business Day).

       So long as no Debenture Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters (each, an "Extension Period"), during which Extension Periods the Company shall have the right to make full or partial payments of interest on any Interest Payment Date, provided that no Extension Period may extend beyond the Stated Maturity (as defined below) of the Subordinated Debentures. As a consequence of any such extension, quarterly Distributions on the Preferred Securities will also be deferred by the Trust during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the Securities Rate, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company shall not, and shall not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or
    (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto and (c) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

       The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Subordinated Debentures.

    REDEMPTION

       MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of the Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities and Common Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price (the "Redemption Price"), with respect to the Preferred Securities, equal to the aggregate Liquidation Amount of such Preferred Securities plus accrued and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption on a pro rata basis among the Preferred Securities and the Common Securities.

       The Company will have the right to redeem the Subordinated Debentures (i) on or after April 1, 2002, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event, within 90 days following the occurrence of such Special Event, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to the further conditions described under "Description of Subordinated Debentures--Redemption" and "Description of Subordinated Debentures--Optional Redemption."

       SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF SUBORDINATED DEBENTURES. If a Special Event shall occur and be continuing, the Company will have the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. At any time, the Company will have the right to liquidate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures would not be a taxable event to holders of the Preferred Securities. However, should there be a change in law or a change in legal interpretation as a result of the occurrence of a Tax Event or otherwise, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of Subordinated

    Debentures to Holders of Preferred Securities." If the Company does not elect either option described above, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

       If the Company elects to liquidate the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, the Company shall continue to have the right to shorten the Stated Maturity of the Subordinated Debentures to a date not earlier than April 1, 2002 or extend the maturity of the Subordinated Debentures, provided that it can extend the maturity only if certain conditions are met. See "Description of Subordinated Debentures-- General." If the Subordinated Debentures are distributed to the holders of the Preferred Securities in liquidation of the Trust the Company will use its best efforts to cause the Subordinated Debentures to be listed on the NYSE or on such other stock exchange or automated quotation systems, if any, on which the Preferred Securities are then listed or quoted.

       "Like Amount" means (i) with respect to a redemption of the Preferred Securities and the Common Securities, Preferred Securities and the Common Securities having a Liquidation Amount (as defined below) equal to the principal amount of the Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture allocated 3% to the Common Securities and 97% to the Preferred Securities and the proceeds of which will be used to pay the Redemption Price of such Preferred Securities and to redeem such Common Securities, and (ii) with respect to a distribution of the Subordinated Debentures to holders of Preferred Securities and Common Securities in connection with a dissolution or liquidation of the Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities or the Common Securities, as the case may be, of the holder to whom such Subordinated Debentures are distributed. "Liquidation Amount" means the stated amount of $25 per Preferred Security or Common Security. After the liquidation date fixed for any distribution of Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution, (iii) the Company shall use its best efforts to have the Subordinated Debentures listed on the NYSE or on such other exchange, interdealer quotation system or self-regulatory organization as the Preferred Securities are then listed or traded, (iv) any certificates representing Preferred Securities not held by DTC or its nominee will be deemed to represent Subordinated Debentures having a principal amount equal to the stated liquidation preference of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of Preferred Securities Certificates with respect to such Subordinated Debentures) and (v) all rights of holders of Preferred Securities will cease, except the right of such holders to receive Subordinated Debentures upon surrender of Preferred Securities Certificates.

       There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase Preferred Securities offered hereby.

    REDEMPTION PROCEDURES

       Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption or payment at Stated Maturity of the Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

       If the Property Trustee gives a notice of redemption in respect of the Preferred Securities, then, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "--Book-Entry Issuance." If the Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price and any Distribution payable on or prior to the Redemption Date, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee", Distributions on such Preferred Securities will continue to accrue at the Securities Rate, from the Redemption Date originally established by the Trust for the Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

       Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

       If less than all of the Preferred Securities and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and the Common Securities. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Preferred Securities to be redeemed at its registered address. Unless the Trust defaults in payment of the Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Preferred Securities or portions thereof called for redemption.

    SUBORDINATION OF COMMON SECURITIES

       Payment of Distributions on, and the Redemption Price of, the Preferred Securities and the Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date, any Event of Default resulting from a Debenture Event of Default under the Indenture shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

       In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

    LIQUIDATION DISTRIBUTION UPON TERMINATION

       Pursuant to the Trust Agreement, the Trust shall automatically terminate on December 31, 2051 (the "Expiration Date") or on the first to occur of any of the following events (each, an "Early Termination Event"): (i) certain events of bankruptcy, dissolution or liquidation of the Company as the holder of the Common Securities; (ii) the distribution of a

    Like Amount of the Subordinated Debentures to the holders of the Preferred Securities and Common Securities after satisfaction of liabilities to creditors of the Trust as provided by applicable law, if the Company, as Depositor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption of all of the Preferred Securities in connection with the redemption of all of the Subordinated Debentures; and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

       If an Early Termination Event occurs as described in clause (i), (ii) or
    (iv) above or upon the Expiration Date, the Trust shall be liquidated by the Trust Trustees as expeditiously as the Trust Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Preferred Securities and Common Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable by the Trust on the Trust Securities shall be paid on a pro rata basis. Notwithstanding the foregoing sentence, the holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if an Event of Default resulting from a Debenture Event of Default under the Indenture has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

    EVENTS OF DEFAULT; NOTICE

       Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

           (i) the occurrence of a Debenture Event of Default under the Indenture (see "Description of Subordinated Debentures--Debenture Events of Default"); or

           (ii) default in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

           (iii) default in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

           (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trust Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance or breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting Trust Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

           (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

       Within ten Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

       If a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of the Trust as described above. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

    ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

       If an Event of Default has occurred and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debentures against the Company. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such default is attributable to the failure of the Company to pay any amounts payable in respect of the Subordinated Debentures, then a holder of Preferred Securities has the right to institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

    REMOVAL OF TRUST TRUSTEES

       Unless a Debenture Event of Default shall have occurred and be continuing, any Trust Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee or the Delaware Trustee, or both of them, may be removed at such time by the holders of a majority in Liquidation Amount of the Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trust Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the applicable requirements of the Trust Agreement.

    CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

       Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

    MERGER OR CONSOLIDATION OF TRUST TRUSTEES

       Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such Person shall be otherwise qualified and eligible under the Trust Agreement.

    MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

       The Trust may not merge, consolidate or amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge, consolidate or amalgamate with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing substantially the same powers and duties as the Property Trustee as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed or traded, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed or traded, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company and the Property Trustee has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and (ix) the Company has delivered to the Property Trustee an officers' certificate and an opinion of counsel, each to the effect that all conditions precedent to such transactions have been satisfied. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate or merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

    VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

       Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

       The Trust Agreement may be amended from time to time by the holders of the Common Securities and the Trust Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Preferred Securities and Common Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, provided, however, that in the case of either clause (i) or (ii), such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of Preferred Securities and Common Securities. The Trust Agreement may be amended by the Trust Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Preferred Securities and Common Securities and (ii) receipt by the Trust Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trust Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status of an "investment company" under the Investment Company Act, provided, further that without the consent of each holder of Preferred Securities and Common Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Preferred Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Preferred Securities or Common Securities to institute suit for the enforcement of any such payment on or after such date.

       So long as any Subordinated Debentures are held by the Property Trustee, the Trust Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to such Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each holder of Preferred Securities. The Trust Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except pursuant to a subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default which it receives with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trust Trustees shall at the expense of the Company obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

       Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

       No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

       Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Administrative Trustees or any affiliate of the Company or any Administrative Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    PAYMENT AND PAYING AGENCY

       Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee (which may be the Company) and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Property Trustee and the Company) to act as Paying Agent.

    BOOK-ENTRY ISSUANCE

       DTC will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

       DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

       Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of the Trust is discontinued.

       DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

       Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

       Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

       Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

       Distribution payments on the Preferred Securities will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

       DTC may discontinue providing its services as securities depositary with respect to any of the Preferred Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered. Except as provided herein, a Beneficial Owner of an interest in a global Preferred Securities certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

       The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust or the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. None of the Trust Trustees, the Trust or the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

    REGISTRAR AND TRANSFER AGENT

       The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

       Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required (i) to register or cause to be registered the transfer or exchange of the Preferred Securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of such notice of redemption or (ii) to register or cause to be registered the transfer or exchange of any Preferred Securities so selected for redemption, except in the case of any Preferred Securities being redeemed in part, any portion thereof not to be redeemed.

    INFORMATION CONCERNING THE PROPERTY TRUSTEE

       The Company and its affiliates utilize various of the banking services offered by the Property Trustee. Such services include providing lines of credit.

       The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee may, but shall be under no duty to, take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct. The Property Trustee also serves as Trustee under the Guarantee and the Indenture.

    MISCELLANEOUS

       The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust, the certificate of incorporation of the Company or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect in any material respect the interests of the holders of the Preferred Securities.

       Holders of the Preferred Securities have no preemptive or similar rights.

       The Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

    GOVERNING LAW

       The Trust Agreement and the Trust Securities will be governed by and construed in accordance with the laws of the State of Delaware.

                     DESCRIPTION OF SUBORDINATED DEBENTURES

       The Subordinated Debentures are to be issued under a Junior Subordinated Indenture (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Debenture Trustee"). The following summary of material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

    GENERAL

       Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be in the principal amount equal to the aggregate stated Liquidation Amount of the Preferred Securities plus the Company's concurrent investment in the Common Securities. The Subordinated Debentures will bear interest at the annual rate of 8.20% of the principal amount thereof, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an "Interest Payment Date"), commencing July 1, 1997, to the person in whose name each of the Subordinated Debentures is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date (other than interest payable on a Redemption Date or the maturity date). In the event the Subordinated Debentures are not in book-entry form, the relevant record date for the Subordinated Debentures shall be the fifteenth day of the month prior to the relevant Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust, each Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The amount of interest payable in the first payment period will be computed on the basis of 82 days in a 360-day year. The amount of interest payable for any period thereafter will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 8.20% thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments and interest on quarterly interest payments not paid on the applicable Interest Payment Date.

       The Subordinated Debentures will mature on April 1, 2027 (such date, as it may be shortened or extended as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than April 1, 2002. Such date may also be extended at any time at the election of the Company to any date not later than April 1, 2046, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, (iii) in the case of Subordinated Debentures held by the Trust, the Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated and (iv) the Subordinated Debentures are rated not less than BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization.

       The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt (as defined below) of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

       Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of Preferred Securities - Special Event Redemption or Distribution of Subordinated Debentures."

    OPTION TO EXTEND INTEREST PAYMENT PERIOD

       So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, during which Extension Periods the Company shall have the right to make full or partial payments of interest on any Interest Payment Date, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.20%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

       During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto and
    (c) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and upon the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Debenture Trustee and the holders of Subordinated Debentures notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable except for the election to begin such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the NYSE, the Nasdaq National Market or other applicable stock exchange or automated quotation system on which the Preferred Securities are then listed or quoted or to holders of such Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

    CERTAIN COVENANTS OF THE COMPANY

       The Company will covenant that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto and
    (c) payments under the Guarantee) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default under the Indenture with respect to Subordinated Debentures and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (iii) the Company shall have given notice of its election to begin an Extension Period as provided in the Indenture and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. The Company will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

    REDEMPTION


       The Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after April 1, 2002, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time in whole (but not in part), within 90 days of the occurrence of a Special Event, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such Subordinated Debentures or portions thereof called for redemption on or after such date.

    DISTRIBUTIONS OF SUBORDINATED DEBENTURES

       Under certain circumstances involving the liquidation of the Trust, Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Subordinated Debentures. It is anticipated that the depositary arrangements for the Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on the NYSE or such other stock exchanges or interdealer quotation systems, if any, on which the Preferred Securities are then listed or traded. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities. For a description of DTC and the terms of the depositary matters, see "Description of Preferred Securities--Book-Entry Issuance."

       Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Preferred Securities and will result in a holder of the Preferred Securities receiving directly such holder's pro rata share of the Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Subordinated Debentures to holders of the Preferred Securities by the Trust could be a taxable event to the Trust and each holder, and holders of the Preferred Securities may be required to recognize gain or loss as if they had exchanged their Preferred Securities for the Subordinated Debentures they received upon the liquidation of the Trust. See "Certain United States Federal Income Tax Consequences-- Distribution of Subordinated Debentures to Holders of Preferred Securities."

    GLOBAL SUBORDINATED DEBENTURES

       The Subordinated Debentures may be issued in whole or in part in the form of a Global Subordinated Debentures that will be deposited with, or on behalf of, a depositary, which initially will be DTC (the "Depositary"). Global Subordinated Debentures may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Subordinated Debentures represented thereby, Global Subordinated Debentures may not be transferred except as a whole by the Depositary for such Global Subordinated Debentures to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

       Upon the issuance of a Global Subordinated Debentures and the deposit of such Global Subordinated Debentures with or on behalf of the Depositary, the Depositary for such Global Subordinated Debentures or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Subordinated Debentures represented by such Global Subordinated Debentures to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Subordinated Debentures or by the Company if such Subordinated Debentures are offered and sold directly by the Company. Ownership of beneficial interests in a Global Subordinated Debentures will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated Debentures will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debentures.

       So long as the Depositary for a Global Subordinated Debentures, or its nominee, is the registered owner of such Global Subordinated Debentures, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Debentures represented by such Global Subordinated Debentures for all purposes under the Indenture governing such Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debentures will not be entitled to have any of the individual Subordinated Debentures of the series represented by such Global Subordinated Debentures registered in their names, will not receive or be entitled to receive physical delivery of any such Subordinated Debentures of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

       Payments of principal of and interest on individual Subordinated Debentures represented by a Global Subordinated Debentures registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debentures representing such Subordinated Debentures. None of the Company, the Debenture Trustee, any Paying Agent or the Securities Registrar for such Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debentures representing such Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

       The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Subordinated Debentures representing any of such Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Subordinated Debentures representing such Subordinated Debentures as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debentures held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

       If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Subordinated Debentures in exchange for the Global Subordinated Debentures representing such Subordinated Debentures. In addition, the Company may at any time and in its sole discretion, determine not to have any Subordinated Debentures represented by one or more Global Subordinated Debentures and, in such event, will issue individual Subordinated Debentures in exchange for the Global Subordinated Debentures representing such Subordinated Debentures. Further, if the Company so specifies with respect to the Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debentures representing Subordinated Debentures may, on terms acceptable to the Company, the Debenture Trustee and the Depositary for such Global Subordinated Debentures, receive individual Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debentures will be entitled to physical delivery of individual Subordinated Debentures of the series represented by such Global Subordinated Debentures equal in principal amount to such beneficial interest and to have such Subordinated Debentures registered in its name. Individual Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

    PAYMENT AND PAYING AGENTS

       Payment of principal of and any interest on Subordinated Debentures will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents (which may include the Company) as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or by wire or electronic funds transfer. Payment of any interest on Subordinated Debentures (other than interest payable on a Redemption Date or the maturity date) will be made to the Person in whose name such Subordinated Debentures is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Company will at all times be required to maintain a Paying Agent in each Place of Payment.

       Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of or interest on any Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

    REGISTRATION AND TRANSFER OF SUBORDINATED DEBENTURES

       If the Depositary is DTC, a global security shall be exchangeable for Subordinated Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed by the Company within 90 days or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Subordinated Debentures are issued in definitive form, such Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures represented by a global security will be made to DTC, as the Depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable, and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire or electronic funds transfer. In addition, if the Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day of the last month of each calendar quarter. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Preferred Securities--Book-Entry Issuance."

       Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to the Subordinated Debentures, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as Securities Registrar under the Indenture. The Company may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures.

       In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Subordinated Debentures pursuant to the Indenture and ending at the close of business on the day of mailing of such notice of redemption or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

    MODIFICATION OF INDENTURE

       From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not adversely affect in any material respect the interest of the holders of Subordinated Debentures or, for so long as the Preferred Securities shall remain outstanding, the holders of the Preferred Securities) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding Subordinated Debenture affected, to modify the Indenture in a manner affecting the rights of the holders of such Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture so affected, among others, (i) change the stated maturity of the Subordinated Debentures, reduce the principal amount thereof, change the method of calculating the rate of interest thereon or reduce the rate or extend the time of payment of interest thereon (except such change or extension as is contemplated by the Indenture) or (ii) reduce the percentage of principal amount of the Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any Preferred Securities remain outstanding, no such modification may be made that adversely affects the interests of holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities unless and until the principal of the Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

    DEBENTURE EVENTS OF DEFAULT

       The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" (a "Debenture Event of Default") with respect to the Subordinated Debentures:

           (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

           (ii) failure to pay any principal of the Subordinated Debentures when due whether at maturity or upon redemption; or

           (iii) failure to observe or perform certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or from the holders of at least 25% in outstanding principal amount of outstanding Subordinated Debentures; or

           (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

       The holders of a majority in aggregate outstanding principal amount of Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default resulting from the Company's failure to make payments with respect to the Subordinated Debentures when due and payable or failure to observe or perform covenants contained in the Indenture, and, should the Debenture Trustee or such holders of such Subordinated Debentures fail to make such declaration, the holders of at least 25% in Liquidation Amount of the Preferred Securities shall have such right. Upon a Debenture Event of Default resulting from certain events of bankruptcy of the Company, the principal of the Subordinated Debentures shall automatically, and without any declaration or any further action on the part of the Debenture Trustee or any holder, become immediately due and payable. The holders of a majority in aggregate outstanding principal amount of Subordinated Debentures may rescind or annul such declaration and waive the default if the default (other than the non-payment of the principal of Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee, and should the holders of such Subordinated Debentures fail to rescind or annul such declaration and waive such default, the holders of a majority in Liquidation Amount of the Preferred Securities shall have such right.

       The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures affected thereby and the holders of at least a majority in Liquidation Amount of the Preferred Securities may, on behalf of the holders of all the Subordinated Debentures or the holders of all the Preferred Securities, as the case may be, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debenture. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

       In case a Debenture Event of Default shall occur and be continuing, the Debenture Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

    ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

       If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Direct Action for payment. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Subordinated Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. Except as provided above, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures.

    CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

       The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) if at the time any Preferred Securities are outstanding, such transaction is not precluded by the Trust Agreement or Guarantee and does not give rise to any breach or violation of the Trust Agreement or the Guarantee, and (iv) certain other conditions as prescribed in the Indenture are met.

       The general provisions of the Indenture do not afford holders of the Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Subordinated Debentures.

    SATISFACTION AND DISCHARGE

       The Indenture provides that when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for such purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or the Redemption Date, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

    SUBORDINATION

       In the Indenture, the Company has covenanted and agreed that any Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets of the Company upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of Subordinated Debentures or the Property Trustee on behalf of the holders of Preferred Securities will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Subordinated Debentures; provided, however, that holders of Senior Debt shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Debt to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

       In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Subordinated Debentures will be entitled to receive or retain any payment or distribution in respect of the principal of or interest, if any, on the Subordinated Debentures; provided, however, that holders of Senior Debt shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Debt to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

       No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

       "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;
    (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) every obligation of such Person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options, swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

       "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Company to any of its subsidiaries or affiliates, (ii) Debt of the Company to any employee of the Company, (iii) Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than such payments otherwise would have been (absent giving effect to this clause (iii)) as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (iv) any other debt securities issued pursuant to the Indenture.

       The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company.

    TRUST COSTS AND EXPENSES

       In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject.

    GOVERNING LAW

       The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

    INFORMATION CONCERNING THE DEBENTURE TRUSTEE

       The Company and its affiliates utilize various of the banking services offered by the Debenture Trustee. Such services include providing lines of credit.

       The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

       The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Trust Securities for the benefit of the holders from time to time of such Trust Securities. The Chase Manhattan Bank will act as indenture trustee ("Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. The following summary of material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Securities.

    GENERAL

       The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee:
    (i) any accumulated and unpaid Distributions required to be paid on the Trust Securities, to the extent that the Trust has funds on hand available therefor at the time, (ii) the Redemption Price with respect to any Trust Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding up or liquidation of the Trust (unless the Subordinated

    Debentures are distributed to holders of the Trust Securities), the lesser of (a) the aggregate of the Liquidation Amount plus accrued and unpaid Distributions to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Trust Securities or by causing the Trust to pay such amounts to such holders.

       The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Trust Securities, but will apply only to the extent that the Trust has funds on hand available to make such payments, and is not a guarantee of collection.

       If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not be able to pay Distributions on the Trust Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt of the Company. See "--Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of additional Debt of the Company, whether secured or unsecured or whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

       The Company has, through the Guarantee, the Trust Agreement, the Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--General."

    STATUS OF THE GUARANTEE

       The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt of the Company in the same manner as the Subordinated Debentures, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement resulting from a Debenture Event of Default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. See "Description of Preferred Securities-- Subordination of Common Securities."

       The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Trust Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust) or upon distribution of the Subordinated Debentures to the holders of the Trust Securities in exchange for all of the Trust Securities as provided in the Trust Agreement. The Guarantee does not limit the incurrence or issuance of additional Debt of the Company, whether secured or unsecured or whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

    AMENDMENTS AND ASSIGNMENT

       Except with respect to any changes which do not adversely affect in any material respect the rights of holders of the Trust Securities (in which case consent of the holders or the Guarantee Trustee, as the case may be, will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Securities then outstanding.

    EVENTS OF DEFAULT

       An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

       Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

       The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

    INFORMATION CONCERNING THE GUARANTEE TRUSTEE

       The Company and its affiliates utilize various of the banking services offered by the Guarantee Trustee. Such services include providing lines of credit.

       The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

    TERMINATION OF THE GUARANTEE

       The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Trust Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of Subordinated Debentures to the holders of the Trust Securities in exchange for all of the Trust Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Securities must restore payment of any sums paid under the Trust Securities or the Guarantee.

    GOVERNING LAW

       The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

       Payments of Distributions and other amounts due on the Trust Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In the event a Debenture Event of Default has occurred and is continuing and such default is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt of the Company.

    SUFFICIENCY OF PAYMENTS

       As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Securities Rate and Distributions and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of its Preferred Securities under the Preferred Securities; and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

       Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

    ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

       A holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

       A default or event of default under any Senior Debt of the Company will not constitute an Event of Default or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default under the Indenture.

    LIMITED PURPOSE OF TRUST

       The Preferred Securities evidence a beneficial ownership interest in the Trust, and the Trust exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in Subordinated Debentures (and engaging in activities necessary or incidental thereto). A principal difference between the rights of a holder of Preferred Securities and a holder of Subordinated Debentures is that a holder of Subordinated Debentures is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

    RIGHTS UPON TERMINATION

       Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust in accordance with applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Preferred Securities), the positions of a holder of Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    GENERAL

       In the opinion of Simpson Thacher & Bartlett, special tax counsel to the Company and the Trust ("Tax Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Preferred Securities upon original issuance. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

       The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities.

       The authorities on which this summary is based are subject to various interpretations and the opinions of Tax Counsel are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Tax Counsel has advised that it is of the view that, if challenged, the opinions expressed herein would be sustained by a court with jurisdiction in a properly presently case.

       HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF PREFERRED SECURITIES--REDEMPTION."

    CLASSIFICATION OF THE TRUST

       In connection with the issuance of the Preferred Securities, Tax Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the Subordinated Debentures. See "--Interest Income and Original Issue Discount."

    CLASSIFICATION OF THE SUBORDINATED DEBENTURES

       The Company, the Trust and the holders of the Preferred Securities (by acceptance of a beneficial interest in a Preferred Security) will agree to treat the Subordinated Debentures as indebtedness for all United States tax purposes. In connection with the issuance of the Subordinated Debentures, Tax Counsel is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.

    INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

       Under the applicable Treasury regulations, the Subordinated Debentures will not be considered to have been issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. Accordingly, except as set forth below, stated interest on the Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

       If, however, the Company exercises its right to defer payments of interest on the Subordinated Debentures, the Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Subordinated Debentures on a daily basis during the Extension Period, even though the Company will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Subordinated Debentures, and actual cash payments of interest on the Subordinated Debentures would not be reported separately as taxable income. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) will increase such Securityholder's tax basis in its Preferred Securities, and the amount of Distributions received by a Securityholder with respect to such Preferred Securities will reduce the tax basis of such Preferred Securities.

       The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the Subordinated Debentures was OID regardless of whether the Company exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

       Corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

    DISTRIBUTION OF SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED SECURITIES

       Under current law, a distribution by the Trust of the Subordinated Debentures as described under the caption "Description of Preferred Securities--Liquidation of Trust and Distribution of Subordinated Debentures to Holders" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures, the distribution of Subordinated Debentures to Securityholders by the Trust would be a taxable event to the Trust and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Preferred Securities for the Subordinated Debentures it received upon the liquidation of the Trust. A Securityholder will accrue interest in respect of Subordinated Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount."

    SALES OR REDEMPTION OF PREFERRED SECURITIES

       Gain or loss will be recognized by a Securityholder on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized by the Securityholder on the sale or redemption of the Preferred Securities (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such Securityholder's allocable share of the Subordinated Debentures that such Securityholder has not included in gross income previously) and the Securityholder's adjusted tax basis in the Preferred Securities sold or redeemed. Such gain or loss generally will be taxable as long-term capital gain or loss if the Securityholder held the Preferred Securities that it sold or redeemed for more than one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

       The amount of interest (including any OID) accrued in respect of the Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Internal Revenue Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

       Payment of the proceeds from the disposition of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

       Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

       It is anticipated that income on the Preferred Securities will be reported to holders on Form 1099 and mailed to holders of the Preferred Securities by January 31 following each calendar year.

    POSSIBLE TAX LAW CHANGES

       Legislation was proposed by the United States Department of the Treasury on February 6, 1997 as part of President Clinton's Fiscal 1998 Budget Proposal (the "Proposed Legislation") that contains a provision which generally would deny the interest deduction for interest paid or accrued on an instrument issued by a corporation that has a weighted average maturity of more than 40 years. The Proposed Legislation also contains a provision which generally would deny an interest deduction for interest paid or accrued on an instrument issued by a corporation that (i) has a maximum term of more than 15 years and (ii) is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend the maturity of such instrument would be treated as exercised. The above-described provisions were proposed to be effective generally for instruments issued on or after the date of the first Congressional committee action on the Proposed Legislation. If either provision were to apply to the Subordinated Debentures, the Company would not be able to deduct the interest on the Subordinated Debentures. There can be no assurance that the Proposed Legislation or future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Subordinated Debentures or otherwise affect the tax treatment of the transactions described herein. Moreover, such a change could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities, as described more fully under "Description of Preferred Securities--Redemption."

                                  UNDERWRITING

       Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated, PaineWebber Incorporated and Prudential Securities Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchaser commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                Number of
                     Underwriters                                    Preferred Securities
                     ------------                                    --------------------

             Merrill Lynch, Pierce, Fenner & Smith
                         Incorporated...............................         660,000
             A.G. Edwards & Sons, Inc. .............................         660,000
             Legg Mason Wood Walker, Incorporated...................         660,000
             PaineWebber Incorporated...............................         660,000
             Prudential Securities Incorporated.....................         660,000
             Boenning & Scattergood Inc. ...........................          50,000
             Alex. Brown & Sons Incorporated........................          50,000
             Cowen & Company........................................          50,000
             Dain Bosworth Incorporated.............................          50,000
             EVEREN Securities, Inc. ...............................          50,000
             Janney Montgomery Scott Inc. ..........................          50,000
             McDonald & Company Securities, Inc. ...................          50,000
             The Ohio Company.......................................          50,000
             Parker/Hunter Incorporated.............................          50,000
             Piper Jaffray Inc. ....................................          50,000
             Pryor, McClendon, Counts & Co., Inc. ..................          50,000
             Raymond James & Associates, Inc. ......................          50,000
             Tucker Anthony Incorporated............................          50,000
             Wheat, First Securities, Inc. .........................          50,000
                                                                          ----------
                     Total..........................................       4,000,000
                                                                          ==========

       The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.50 per Preferred Security.
    After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.


       In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will agree to pay as compensation (the "Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in immediately available funds of $.7875 per Preferred Security (or $ 3,150,000 in the aggregate) for the accounts of the several Underwriters.

       During a period of 30 days from the date of this Prospectus, neither the Trust nor the Company will, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or any equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

       The Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance under the symbol "PPLPRC." Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

       Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

       Until the distribution of the Preferred Securities is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Preferred Securities. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Preferred Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Preferred Securities.

       If the Underwriters create a short position in the Preferred Securities in connection with the offering, i.e., if they sell more Preferred Securities than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Preferred Securities in the open market.

       The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Preferred Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Preferred Securities, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

       In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

       Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

       The Company and the Trust have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

       Certain of the Underwriters engage in transactions with, and, from time to time, perform services for, the Company and its affiliates in the ordinary course of business.

                             VALIDITY OF SECURITIES

       Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, special Delaware Counsel to the Company and the Trust. The legality of the Guarantee and the Subordinated Debentures will be passed upon for the Company by Michael A. McGrail, Esq., Senior Counsel of the Company, and Simpson Thacher & Bartlett (a partnership which includes professional corporations), and for the Underwriters by Sullivan & Cromwell. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Simpson Thacher & Bartlett. However, all matters pertaining to the organization of the Company will be passed upon only by Mr. McGrail. As to matters involving the law of the Commonwealth of Pennsylvania, Simpson Thacher & Bartlett and Sullivan & Cromwell will rely on the opinion of Mr. McGrail, and as to matters involving the law of the State of Delaware, Mr. McGrail, Simpson Thacher

    & Bartlett and Sullivan & Cromwell will rely on the opinion of Richards Layton & Finger. Mr. McGrail is a full-time employee of the Company.

                                    EXPERTS

       The consolidated financial statements and related financial statement schedule of the Company as of December 31, 1996 and 1995 and for the two years then ended incorporated in this Prospectus by reference to PP&L's Annual Report on Form 10-K have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's reorganization) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements, prior to restatement (not presented separately therein), and related financial statement schedules as of December 31, 1994 and for the year ended December 31, 1994 incorporated in this Prospectus by reference from the Company's 1996 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

       Statements made herein and in the documents incorporated by reference in this Prospectus as to matters of law and legal conclusions (except with respect to any Delaware law or tax matters) have been reviewed by Michael A. McGrail, Esq., Senior Counsel of the Company, and have been made in reliance upon his authority as an expert.

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--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Incorporation of Certain Documents by Reference...........................   4
Available Information.....................................................   4
Summary of Offering.......................................................   5
Risk Factors..............................................................   9
PP&L Capital Trust........................................................  12
Pennsylvania Power & Light Company........................................  13
Use of Proceeds...........................................................  14
Accounting Treatment......................................................  14
Selected Financial Data...................................................  14
Capitalization............................................................  15
Description of Preferred Securities.......................................  16
Description of Subordinated Debentures....................................  25
Description of Guarantee..................................................  33
Relationship Among the Preferred Securities, the Subordinated Debentures
 and the Guarantee........................................................  35
Certain Federal Income Tax Consequences...................................  36
Underwriting..............................................................  40
Validity of Securities....................................................  42
Experts...................................................................  42

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                         4,000,000 PREFERRED SECURITIES

                               PP&L CAPITAL TRUST

        8.20% TRUST ORIGINATED PREFERRED SECURITIES SM ("TOPRS SM")
                              (LIQUIDATION AMOUNT
                          $25 PER PREFERRED SECURITY)
                           FULLY AND UNCONDITIONALLY
                      GUARANTEED, AS SET FORTH HEREIN, BY

                              PENNSYLVANIA POWER &
                                 LIGHT COMPANY

                                ---------------

                                   PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                         A.G. EDWARDS & SONS, INC.

                          LEGG MASON WOOD WALKER

                               INCORPORATED

                         PAINEWEBBER INCORPORATED

                    PRUDENTIAL SECURITIES INCORPORATED

                               APRIL 3, 1997

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